HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

                           EXHIBIT 11

        STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                Quarter Ended           Nine Months Ended
                                September 30,              September 30,
                         -----------------------------------------------------

                            1997             1996      1997             1996
                            ----             ----      ----             ----
PRIMARY:
  Average shares
   outstanding            12,964,842     13,284,736   13,148,200     13,512,855

  Net effect of dilutive
   stock options -- based
   on the treasury stock
   method using average
   fair value                156,391         19,336       75,448         26,245

  Net effect of
   guaranteed future
   shares to be issued
   in connection with
   an agency acquisition     130,647                     130,647
                         -----------     ----------    ---------     ----------
Average number of
   shares as adjusted     13,251,880     13,304,072   13,354,295     13,539,100
                         ===========     ==========  ===========    ===========

  Net income              $2,566,287     $2,240,468  $11,510,075    $10,076,989
                         ===========     ==========  ===========    ===========

  Per share amount              $.19           $.17         $.86           $.74
                                ====           ====         ====           ====
FULLY DILUTED:
  Average shares
   outstanding            12,964,842     13,284,736   13,148,200     13,512,855

  Net effect of dilutive
   stock options --
   based on the treasury
   stock method
   using the end of
   period value, if
   higher than average
   fair value                242,558        22,328       211,314         26,245

  Net effect of
   guaranteed future shares
   to be issued in
   connection with an
   agency acquisition        130,647                     130,647
                         -----------     ----------    ---------     ----------

  Average number of
   shares as adjusted     13,338,047     13,307,064   13,490,161     13,539,100
                         ===========     ==========   ==========     ==========

  Net income              $2,566,287     $2,240,468  $11,510,075    $10,076,989
                         ===========     ==========  ===========    ===========

  Per share amount              $.19           $.17         $.85           $.74
                                ====           ====         ====           ====




Note:      The  per share amounts for each period presented above
     do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.